Exhibit (i)(1)

VEDDER PRICE                       VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                   222 NORTH LASALLE STREET
                                   CHICAGO, ILLINOIS 60601-1003
                                   312-609-7500
                                   FACSIMILE: 312-609-5005


                                   A PARTNERSHIP INCLUDING VEDDER, PRICE KAUFMAN & KAMMHOLZ, P.C.
                                   WITH OFFICES IN CHICAGO AND NEW YORK CITY

                                                                  April 19, 2001



Kemper Variable Series
222 South Riverside Plaza
Chicago, Illinois  60606

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Kemper Variable Series (to be renamed Scudder Variable Series II, effective May 1, 2001) (the "Fund") in connection with the proposed public offering of units of beneficial interest, no par value ("Shares"), in the Kemper Money Market Portfolio, Kemper Total Return Portfolio, Kemper High Yield Portfolio, Kemper Growth Portfolio, Kemper Government Securities Portfolio, Kemper International Portfolio, Kemper Small Cap Growth Portfolio, Kemper Investment Grade Bond Portfolio, Kemper Contrarian Value Portfolio, Kemper Small Cap Value Portfolio, Kemper Value+Growth Portfolio, Kemper Blue Chip Portfolio, Kemper Strategic Income Portfolio, KVS-Dreman High Return Equity Portfolio, Kemper Aggressive Growth Portfolio, and Kemper Technology Growth Portfolio (each, a "Portfolio" and collectively, the "Portfolios"). Effective May 1, 2001, the Portfolios, respectively, will be renamed the following: Scudder Money Market Portfolio, Scudder Total Return Portfolio, Scudder High Yield Portfolio, Scudder Growth Portfolio, Scudder Government Securities Portfolio, Scudder International Research Portfolio, Scudder Small Cap Growth Portfolio, Scudder Investment Grade Bond Portfolio, Scudder Contrarian Value Portfolio, Scudder Small Cap Value Portfolio, SVS Focus Value+Growth Portfolio, Scudder Blue Chip Portfolio, Scudder Strategic Income Portfolio, SVS-Dreman High Return Equity Portfolio, Scudder Aggressive Growth Portfolio and Scudder Technology Growth Portfolio.

         We have acted as counsel to the Fund, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing and assuming that the Fund's Amended and Restated Agreement and Declaration of Trust dated April 24, 1998, as amended by the Certificate of Amendment of Declaration of Trust adopted on March 31, 1999 and effective as of May 1, 1999,

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VEDDER PRICE

Kemper Variable Series
April 19, 2001
Page 2

the Amended and Restated Establishment and Designation of Shares of Beneficial Interest dated March 31, 1999, the Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest dated September 29, 1999, the Redesignation of Series to be effective May 1, 2000, the Redesignation of Series dated November 29, 2000 and January 24, 2001, to be effective May 1, 2001, and the By-Laws of the Fund adopted January 22, 1987, and amended November 30, 2000, are presently in full force and effect and have not been amended in any respect except as provided in the above-referenced documents and that the resolutions adopted by the Board of Trustees of the Fund on January 22, 1987, July 24, 1991, February 16, 1994, January 17, 1996, March 11, 1997, March 18,
1998,  January 20, 1999,  March 31, 1999,  September  29, 1999,  March 22, 2000,
November 29, 2000 and January 24, 2001 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that
(a) the Fund is a validly existing voluntary association with transferable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the Portfolios; and (b) presently and upon such further issuance of the Shares in accordance with the Fund's Amended and Restated Agreement and Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share and when the pertinent provisions of the Securities Act of 1933 and such "blue-sky" and securities laws as may be applicable have been complied with, and assuming that the Fund continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund or any Portfolio. However, the Amended and Restated Agreement and Declaration of Trust disclaims shareholder liability for acts and obligations of the Fund or of a particular Portfolio and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate share or undertaking made or issued by the Trustees or officers of the Fund. The Amended and Restated
Agreement and Declaration of Trust provides for indemnification out of the property of a particular Portfolio for all loss and expense of any shareholder of that Portfolio held personally liable for the obligations of such Portfolio. Thus, the risk of liability is limited to circumstances in which the relevant Portfolio would be unable to meet its obligations.

VEDDER PRICE

Kemper Variable Series
April 19, 2001
Page 3

         This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                            Very truly yours,

                                            /s/VEDDER, PRICE, KAUFMAN & KAMMHOLZ

                                            VEDDER, PRICE, KAUFMAN & KAMMHOLZ

DAS/COK